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                                                                     EXHIBIT 4.2

                            SHARE REPURCHASE PROGRAM

     The Board of Directors (the "Board") of Inland American Real Estate Trust, Inc., a Maryland corporation (the "Company"), has adopted this Share Repurchase Program (this "Repurchase Program") to permit and authorize the Company to repurchase shares of its common stock, par value $0.001 per share (the "Shares"), from its stockholders, in all cases subject to the terms, conditions and limitations set forth herein. The effective date of this Repurchase Program is February [__], 2005.

     1.   REPURCHASE PRICE.

          (a) The Company is authorized to repurchase Shares from its stockholders at the following prices per Share:

          (i) If the Shares are beneficially owned by the requesting stockholder continuously for at least one (1) year, the repurchase price shall be equal to $9.25 per Share;

          (ii) If the Shares are beneficially owned by the requesting stockholder continuously for at least two (2) years, the repurchase price shall be equal to $9.50 per Share;

          (iii) If the Shares are beneficially owned by the requesting stockholder continuously for at least three (3) years, the repurchase price shall be equal to $9.75 per Share; or

          (iv) If the Shares are beneficially owned by the requesting stockholder continuously for at least four (4) years, the repurchase price per Share shall be determined by the Board in its sole and absolute discretion, but in no event less than $10.00 per Share.

          (b) Notwithstanding SECTION 1(a) above, during periods when the Company is engaged in a public offering of its Shares, the repurchase price per Share under this Repurchase Program shall be less than the per share price of the Shares offered in the public offering.

     2. TREATMENT OF REPURCHASED SHARES. All Shares repurchased by the Company pursuant to this Repurchase Program shall be canceled and shall have the status of authorized but unissued shares. The Company shall not reissue any Shares repurchased by it pursuant to this Repurchase Program unless those Shares are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise issued in compliance with these laws.

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     3.   TIME OF REPURCHASE; FUNDING; REPURCHASE LIMITATIONS.

          (a) TIME OF REPURCHASE. Except as otherwise provided from time to time by the Board, the Company shall make repurchases of Shares under this Repurchase Program on or about the last business day of each calendar month. As soon as reasonably practicable following the date of each monthly repurchase hereunder, the Company shall send to the applicable stockholder all cash proceeds resulting from the repurchase of the stockholder's Shares LESS the cost of any UCC search (as described in SECTION 4(d) below) completed by, or on behalf of, the Company with respect to those Shares.

          (b) FUNDING. The Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program in a particular calendar month, to use (i) offering proceeds from any public offerings of its Shares, (ii) proceeds from its Distribution Reinvestment Plan ("Reinvestment Plan") or (iii) any operating funds that the Board in its sole discretion may reserve for this purpose (collectively, the "Available Funds").

          (c) EXCESS AVAILABLE FUNDS. In any calendar month, if the aggregate amount of Available Funds exceeds the aggregate amount needed to repurchase all Shares for which repurchase requests have been received by the Company, the Company may, but shall not be obligated to, carry over the excess amount of Available Funds to a subsequent calendar month(s) for use in addition to the amount of Available Funds otherwise available for repurchases during that subsequent calendar month(s).

          (d) INSUFFICIENT AVAILABLE FUNDS; OTHER LIMITATIONS. The Company cannot guarantee that it will be able to repurchase all Shares for which a repurchase request is received. In any calendar month, if the aggregate amount of Available Funds (including any excess amount carried over pursuant to SECTION 3(c) above) is less than the aggregate amount needed to repurchase all Shares for which repurchase requests have been received by the Company, the Company shall repurchase Shares on a PRO RATA basis up to, but not in excess of, the aggregate amount of Available Funds (including any excess amount carried over pursuant to SECTION 3(c) above). In any calendar month, if repurchasing all Shares for which repurchase requests have been received by the Company would exceed the Aggregate Number of Shares Limit (as defined below), the Company shall, to the extent it has Available Funds (including any excess amount carried over pursuant to SECTION 3(c) above), repurchase Shares on a PRO RATA basis up to, but not in excess of, the Aggregate Number of Shares Limit. Any stockholder whose repurchase request has been partially accepted by the Company in a particular calendar month shall have the remainder of his or her request included with all new repurchase requests received by the Company in the immediately following calendar month.

          (e) PERCENTAGE LIMITATION. Notwithstanding anything to the contrary herein, at no time during any consecutive twelve (12) calendar month period shall the number of Shares repurchased by the Company under this Repurchase Program exceed five percent (5.0%) of the aggregate number of Shares issued and outstanding as of the beginning of the twelve (12) calendar month period (the "Aggregate Number of Shares Limit").

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          (f)    INEFFECTIVE WITHDRAWAL. In the event the Company receives a written notice of withdrawal, as described in SECTION 4(e) below, from a stockholder after the Company has repurchased all or a portion of the stockholder's Shares, the notice of withdrawal shall not be effective with respect to the Shares repurchased, but shall be effective with respect to any of that stockholder's Shares not repurchased. The Company shall provide the stockholder with prompt written notice of the ineffectiveness or partial ineffectiveness of that stockholder's written notice of withdrawal.

     4.   STOCKHOLDER REQUIREMENTS.

          (a) GENERAL. Any stockholder may elect to participate in the Repurchase Program with respect to all or a designated portion of the stockholder's whole Shares; provided, however, Shares must be beneficially owned by the presenting stockholder continuously for at least one (1) year to be eligible for repurchase by the Company under this Repurchase Program. If a stockholder dies prior to beneficially owning Shares for at least one
     (1) year, the Board may, in its sole discretion, waive the holding period for the stockholder's beneficiaries or heirs, as applicable. Fractional Shares, if any, shall not be accepted by the Company for repurchase under this Repurchase Program.

          (b) WRITTEN REQUESTS. A stockholder may request that the Company repurchase the stockholder's Shares by submitting a written repurchase request to: Ms. Roberta S. Matlin, Vice President of Administration, Inland American Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523. The written repurchase request must state the name of the person/entity who beneficially owns the Shares, the date of purchase of the Shares and the number of Shares requested to be repurchased. Written repurchase requests will be accepted by the Company on a calendar month basis, subject to the terms, conditions and other limitations set forth in this Repurchase Program. To be effective in a particular calendar month, the Company must receive a stockholder's written repurchase request prior to the date that the Company repurchases Shares in that calendar month. No written repurchase request shall be given preference over any other written repurchase request.

          (c) ASSIGNMENT FORM. As soon as reasonably practicable following receipt of a written repurchase request, the Company shall send an assignment form to the applicable stockholder. The assignment form must be properly executed by the beneficial owner and returned to the Company before the Company may repurchase any Shares.

          (d) NO ENCUMBRANCES. All Shares requested to be repurchased under this Repurchase Program must be (i) beneficially owned by the stockholder(s) of record making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of record of the Shares, and (ii) fully transferable and not be subject to any liens or other encumbrances. Upon receipt of a properly completed and executed assignment form, as described in SECTION 4(c) above, the Company will conduct a Uniform Commercial Code ("UCC") search for a fee of $100.00 to ensure that no liens or other encumbrances are held against the Shares. The requesting stockholder shall have sole responsibility and liability for payment of the UCC search fee, which, except as

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     otherwise provided herein, will be deducted from the proceeds of the Shares repurchased. In lieu of a UCC search, the requesting stockholder may provide evidence satisfactory to the Company, in its sole discretion, that the Shares requested for repurchase are free from liens and other encumbrances. If the requesting stockholder provides this evidence, no UCC search will be conducted and no UCC search fee will be charged to the stockholder. If the UCC search determines that a lien or other encumbrance exists against the Shares, the Company shall have no obligation to repurchase, and shall not repurchase, any of the Shares subject to the lien or other encumbrance, in which case the Company shall remit an invoice to the requesting stockholder for, and the requesting stockholder shall be responsible for the payment of, the UCC search fee.

          (e) WITHDRAWAL OF WRITTEN REPURCHASE REQUEST. In the event a stockholder wishes to withdraw his, her or its written repurchase request to have Shares repurchased under this Repurchase Program, the stockholder shall provide the Company with a written request of withdrawal. The Company will not repurchase a stockholder's Shares so long as the Company receives the written request of withdrawal prior to the time payment is sent to the applicable stockholder. If the Company conducts a UCC search prior to receiving a stockholder's written request of withdrawal, the stockholder nevertheless shall be responsible for the payment of the UCC search fee.

     5. TERMINATION OF REPURCHASE PROGRAM. This Repurchase Program shall be suspended or terminated, as the case may be, and the Company shall not accept Shares for repurchase upon the occurrence of any of the following:

          (a) This Repurchase Program shall immediately terminate, without further action by the Board or any notice to the Company's stockholders, in the event the Shares are listed on any national securities exchange, or are subject to bona fide quotes on any inter-dealer quotation system or electronic communications network, or are subject to bona fide quotes in the pink sheets; or

          (b)    Subject to complying with the notice provisions set forth in
     SECTION 7(a) below, this Repurchase Program may be suspended or terminated in the event the Board determines that it is in the best interests of the Company to suspend or terminate the Repurchase Program.

     6. AMENDMENT. Notwithstanding anything to the contrary herein, this Repurchase Program may be amended, in whole or in part, by the Board, in its sole discretion, at any time or from time to time.

     7.   MISCELLANEOUS.

          (a) NOTICE. In the event of any amendment, suspension or termination of this Repurchase Program pursuant to SECTION 6 or SECTION 5(b) hereof, as the case may be, the Company shall provide written notice to its stockholders at least thirty (30) days prior to the effective date of the amendment, suspension or termination. In addition, the Company shall disclose the amendment, suspension or termination in a report filed by the

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     Company with the Securities and Exchange Commission on either Form 8-K,
     Form 10-Q or Form 10-K, or any successor forms, as appropriate.

          (b) LIABILITY. Neither the Company nor the Repurchase Agent (as defined below) shall have any liability to any stockholder for the value of the stockholder's Shares, the repurchase price of the stockholder's Shares, or for any damages resulting from the stockholder's presentation of Shares for repurchase or the repurchase of Shares under this Repurchase Program or for the Company's determination not to repurchase Shares under the Repurchase Program, except as a result of the Company's or the Repurchase Agent's gross negligence, recklessness, or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities laws.

          (c) TAXES. Stockholders shall have sole responsibility and liability for the payment of all taxes, assessments and other applicable obligations resulting from the repurchase of Shares pursuant to this Repurchase Program and neither the Company nor the Repurchase Agent shall have any such responsibility or liability.

          (d) REPURCHASE AGENT. The Company may appoint a repurchase agent, as the Company's agent under this Repurchase Program (a "Repurchase Agent"), to effect all repurchases of Shares and to disburse funds to the respective stockholders in accordance with the terms, conditions and limitations set forth herein. The Repurchase Agent shall at all times be a member in good standing of the National Association of Securities Dealers, Inc. Initially, the Repurchase Agent shall be Inland Securities Corporation, a Delaware corporation.

          (e) ADMINISTRATION AND COSTS. The Repurchase Agent shall perform all recordkeeping and other administrative functions involved in operating and maintaining the Repurchase Program. The Company shall bear all costs involved in organizing, administering and maintaining the Repurchase Program.

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